ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION


         L.T.D. FUND, INC., a corporation organized and existing under and by virtue of the General Laws of the State of Maryland, DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Articles of Incorporation of said corporation:

                  RESOLVED, that the Articles of Incorporation as amended, of L.T.D. FUND, INC., be amended by changing the Article thereof numbered "Second" so that, as amended, said Article shall be and read in full as follows:

                  "Second: The name of the corporation is Silver Star Fund, Inc., (hereinafter called the "Corporation")."

         SECOND: That no stock entitled to vote on the matter was outstanding or subscribed for at the time of director's approval.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 3-603 and 3-607 of The General Laws of the State of Maryland.

         IN WITNESS WHEREOF, L.T.D. FUND, INC., has caused this certificate to be signed by C. T. Bauer, its President, and attested by Stanley M. Griffith, its Secretary, this 10th day of March, 1986.


ATTEST:                                                       L.T.D. FUND, INC.




/s/ Stanley M. Griffith                        By:  /s/ Charles T. Bauer
-------------------------------                     ----------------------------
Stanley M. Griffith, Secretary                      Charles T. Bauer, President